Involved

Involved is a civic tech startup that is developing an application that allows elected officials to gather real-time feedback from their constituents through micro-polling.

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Introduction

Our mission is to help voices be heard through technological, pragmatic tools that coalesce with our everyday lives. Years ago, Jacob, our lead founder, wondered why we all had cell phones in our pockets yet didn't communicate with the elected officials that represent our voice. The average American with a cell phone spends well over two hours a day interacting with their device; why isn't it easy to interact on current community issues? Right now, there's a lot of friction: the hassle of calling or writing a letter, attending a town hall, or not knowing who your elected officials are. Involved brings the 'silent majority' into the conversation with a focus on being convenient, transparent, interactive, relevant, result-based, and private. The core functionality of Involved is micro-polling and messaging, available for people through mobile application, text, or email.

The Market Opportunity

Involved is positioned to disrupt a $3 billion U.S. survey research industry and an $8 billion election cycle. The opportunity for this tool is ripe in today's political and technological landscape. Americans are already positioned for it:

- 181 million American are registered voters
- 50 million Americans contacted their elected official in the last two years (2014)

Yet, the lower 90% of Americans, in terms of wealth, have near-zero influence on the likelihood of a bill passing (according to a Princeton University study). Our online experiences are saturated with political opinion, unwrung and often unproductive. Involved makes opinion actionable.

Social media is not realistically a direct civic tech competitor for Involved: a lot of people aren't comfortable publically sharing their political views, elected officials can't verify constituents, geographic data cannot be collected, people that 'follow' elected officials are often of the same party, etc. Other political applications aren't direct competitors either: they target political activists through curating news and bills, tracking elected officials, posting their own polls to sell, having partisan agendas, etc. We aim to be the community engagement tool for the everyday citizen; knowing who your elected officials are and staying up-to-date on every issue is not required.

Recent Success

In April, we reached out to the elected officials at the Massachusetts state level about our initial concept and received twenty-five meetings with interested offices. Of those, we hand-picked four key leaders in the State House to participate in an alpha test with about one hundred constituents to help us improve our initial product. What we've found is that the initial entrance of Involved is best suited for the state and smaller municipalities because they oftentimes lack any sort of technological solution beyond sticky notes and spreadsheets.

On July 24th, we connected with the almost eight hundred local elected officials in Massachusetts in preparation for our launch for Android and iOS in the coming weeks. Responses continue to flood in as we have lined up four cities and ten state elected officials to sign up as well as many more meetings with mayors, city councils, and the Massachusetts Department of Municipal Technology.

On the constituent side, we've found the key factor to be ease of use and awareness. We are rolling out the mobile application in the coming weeks to gather the early adopters, and following up with text and email-based interaction for those who don't want to download anything. In order to spread the word, we are partnering with government offices and agencies, as well as non-profits, community groups, and advocacy groups of all kinds to bring their members on the platform. Once a user has signed up, they can view all of their elected officials, and invite their representatives that aren't on it to join at the click of a button. This interaction allows us to take full advantage of the network effects associated with this two-sided market.

Boston University Accelerator

Involved is currently working under the guidance of Boston University through the BU Summer Accelerator. Our advisors and mentors are part of an extensive network of professors and alumni across the fields of entrepreneurship, political science and technology.

The strongest use cases for the micro-polling are at the local executive level and include asking people to prioritize issues, using the geographic data to gain a better understanding of patterns for issues (such as safety, traffic, construction), or posting questions to gather feedback on whatever the hot community issue is.


1:52
Wednesday, July 19
INVOLVED
now
Senator William Brownsberger
Should silencers be allowed on guns?
Slide for more


Rep. Jim Cantwell
Should the age for prosecuting criminal offenders in juvenile court be raised?
Thank you!
Your response has been recorded
OK
Send

Our mobile application is just the first step in a larger vision for how democracy should operate in the 21st century. The long-term vision for Involved is to be a virtual office for elected officials in democratic societies around the world. We will create this application with mobile, texting, web, and widget capability, implement AI technology for direct messaging, and provide constituent relationship management (CRM) systems for elected officials to manage all of their interactions.

Team

Our team is comprised of four Boston University graduates; two of us are business students and two are computer engineers. What makes us special is our youth and ambition, which guides our unique global vision for societal change, and our willingness to dedicate ourselves to an idea for how the world should be, but is not yet. After completion of the BU Summer Accelerator, both Jacob and Caleb will be working full-time, while John and Chad work part-time until more funding can be raised.



Jacob Dansey

CEO

BS, Boston University, Computer Engineering, Magna Cum Laude, 2017

Jacob Dansey has experience in application development and government contracting research. After getting recruited to Boston University to play lacrosse, he decided to pursue computer engineering in order to learn the necessary skills to develop Involved. He has worked as a developer for a government contracting company, CACI, and holds TS/SCI security clearance. He has recently found his passion in entrepreneurship and business development and is a member of Tau Beta Pi and Eta Kappa Nu engineering honor societies.

Jacob was the original visionary for Involved, and used that passion to help bring together the current team. He handles client relations and acquisition, as well as front-end mobile development. He will take on a larger role in development during the interim while John is part-time and before funding is secured for additional developers.


MLH

John Knollmeyer

CTO

BS, Boston University, Computer Engineering, 2017

John is a software and web developer. His work experience includes software development for Amazon's Alexa AI, web development with MathWorks, and Cloud Computing research with a BU research lab. He is very comfortable with web development, as well as usage of cloud computing and machine learning. John is also familiar with the current political landscape, and has worked on side projects that draw from and analyze political news and speeches.

John's experience covers mobile development, full stack web development, and system administration. He strengthens the team by bringing a skillset that covers the entire range of technical challenges which Involved may face. John will be working part-time alongside his position at Amazon until Involved can secure more funding.



Caleb McDermott Head of Marketing

BSBA, Boston University, Marketing and Strategy & Innovation, Cum Laude, 2017

Caleb has experience in marketing strategy and business development with startups and marketing firms; he also has experience in design and business strategy. He is a musician and enjoys volunteer and charity work. His creativity, passion for public service, and love of startup culture drives his work for Involved.

Caleb makes the business stronger through his creative approach to business problems; his ability to convey ideas through empathy is a tool that balances the team. His work focuses on branding, community management, copywriting, advertising, and design.



Chad Bell Head of Finance

BSBA, Boston University, Finance, 2017

Chad previously worked for a healthcare startup specializing in student health care plans where he worked in the corporate finance department. There he focused on corporate budgeting, reconciliations, and forecasting. Personally, Chad works on investment management conducting company valuations, market research, and stock selection for multiple portfolios. Currently, Chad is attaining his level 1 CFA designation and a continuous learning of finance.

Chad creates a more efficient business model and back office process management through diligent attention to detail. His ability to provide structure and organization creates a business foundation for the team. Primarily, he works on the "back office" processes including financial reporting, budgeting, accounting, forecasting, and strategy management.

Be a part of Involved

This is an offering of Common Stock, under registration exemption 4(a)(6), in Involved, Inc.. This offering must raise at least $10,000 by November 6, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Involved may issue additional securities to raise up to $100,000, the offering's *maximum*.

$3,000 raised

$10,000 target $100,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,854,944 shares × $0.25 per share
= $1,213,736 implied valuation

Pitch Deck

INVOLVED

DRIVE DEMOCRACY


The Problem
Record-low government approval ratings
No impact on the likelihood of bills passing
Outdated rep-constituent communication systems

Problem


The Solution
An application that allows people and elected officials to communicate through micro-polling and messaging
Data aggregation
Ease of use
Increased outreach

Solution


Product*
Push notifications
Polling on current issues
Feedback
AI messaging
*for mobile application

Product


Product
Multiple Use Channels
Mobile Application
Email
Text
Web Application
Widget


Business Model
Freemium
for elected officials
Free
for people
Third-Party Data Sales

Business Model

U.S. Market Size

181 millon registered voters

39% of adults recently contacted a government official

$3 billion survey research industry

$8 billion election cycle (2016)

~$210 billion big data industry (2020)

Market Size

Industry & Competitors

Political Apps

icitizen BRIGADE COUNTABLE

These platforms target political activists by tracking issues, news, or campaigns. We target 'silent majority' as a direct channel between people and their elected officials

Social Media

These platforms do not validate constituent identity, gather little analytical data, and deter constituents who don't want to publicize political opinion

Current Methods

Phone Calls Letters
Townhalls Emails

These methods are passive engagement tools that are inefficient in either convenience, outreach, or data aggregation

Early Adoption

Direct Meetings

Elected Official Channels

Grassroot Campaigns

Adoption

Growth Strategy

In-app elected official invite	Advocacy groups	Local News & TV
Street teams	Attending rallies, marches	Civics classes
Online poll widgets	Non-profit organizations	Targeting towns in controversy
Brand ambassador campus programs	Radio interviews	Viral videos

Timeline

Customer Validation	MA State House Alpha Testing	Launch in MA	National Outreach
MVP Mobile Development	Build out Mobile and Web	Multiple Channels + Direct Messaging (text, email, web)	Freemium Model
			Big Data Analytics

2/17 Today

Timeline

Team



Jacob Dansey
CEO
BU, Computer Engineering



John Knollmeyer
CTO
BU, Computer Engineering



Caleb McDermott
Head of Marketing
BU, Strategy & Innovation, Marketing



Chad Bell
Head of Finance
BU, Finance


INVOLVED
www.involved.mobi

Download Pitch Deck

Financials

The minimum amount raised will be used to allow Involved to continue operations full-time with two of their members for another six months and part-time (unpaid) from the the other two. We anticipate that this will allow us to launch the application fully by next year and validate the business model in a local setting.

If we raise the maximum amount, the money will be used for the same items noted above with the following allocations for a nine-month runway: $36,000 for salaries of two full-time members, $5,000 for design consulting, $20,000 for hosting costs and additional development, $30,000 for marketing, and the remaining $4,000 for miscellaneous operational expenses.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Involved’s SEC filings

The Offering Statement is a formal description of the company and this transaction. It’s filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We’re also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 4, 2017

Ask Involved a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.